Exhibit 4.5
Description of Registrant’s Securities
Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

PRA Group, Inc., a Delaware corporation (the “Company,” “we,” and “our”), has one security registered pursuant to Section 12 of the Securities Exchange Act of 1934, which is its common stock, $0.01 par value per share (the “Common Stock”).

The following description of our Common Stock is a summary, which is not intended to be complete. The summary is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated by-laws (“By-Laws”), both of which are incorporated by reference as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.5 is a part. We encourage you to read the Certificate of Incorporation, By-Laws and applicable provisions of the Delaware General Corporation Law (“DGCL”), as amended, for additional information.

General

Our Certificate of Incorporation provides that we may issue up to 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, $0.1 par value per share.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, holders of our Common Stock are entitled to receive ratably dividends, if any, as may be declared by our board of directors (“Board”) out of funds legally available for dividend payments.

Voting Rights

We have a single class of Common Stock. Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally. Stockholders have no right to cumulate their votes in the election of directors. Accordingly, holders of a majority of the outstanding shares of our Common Stock entitled to vote in any election of directors may elect all directors standing for election.

Board Classification

Our Certificate of Incorporation provides that the total number of directors should be divided into three classes, as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year.

Liquidation, Redemption, Sinking Fund and Other Rights

Upon our dissolution, liquidation or winding-up, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of our Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

Provisions of By-laws and Certificate of Incorporation

Our Certificate of Incorporation and By-Laws contain provisions that may make it more difficult or expensive for a third party to effectuate a tender offer, change in control or takeover, even if such a transaction would be beneficial to our stockholders. In particular, our Certificate of Incorporation and By-Laws include provisions that:

•	permit stockholders to remove our directors only for cause by majority vote;

•	permit our directors to fill vacancies on our Board;

•	require stockholders to give us advance notice to nominate candidates for election to our Board or to make stockholder proposals at a stockholders’ meeting;

•	permit a special meeting of our stockholders to be called only by approval of a majority of the directors,

the chairman of the Board, the chief executive officer, the president or the written request of holders owning at least 30% of our Common Stock;

•	permit our Board to issue, without the approval of our stockholders, preferred stock with such terms as our Board may determine;

•	permit the authorized number of directors to be changed only by a resolution of the Board; and

•	forbid stockholders to act by written consent and instead require stockholders to act through a vote taken at a duly called annual or special meeting of stockholders.

Delaware Anti-Takeover Law

Section 203 of the DGCL precludes an interested stockholder, generally a holder of 15% of our Common Stock, from engaging in a merger, asset sale or other business combination with us for a period of three years after the date of the transaction in which the person became an interested stockholder, unless one of the following occurs:

•
prior to the time the stockholder became an interested stockholder, the Board approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•
the stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding shares held by directors who were also officers or held in certain employee stock plans, upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder; or

•	the business combination was approved by the Board and by two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder.

Although a corporation may elect not to be governed by Section 203, we have not made this election.